BEIJING TIMES-HIGHLAND LAW FIRM
北京市时代华地律师事务所

OPINION LETTER

BEIJING TIMES-HIGHTLAND LAW FIRM
Room 501-504, Jingguang Business Center,
Chaoyang District, Beijing 100020, P. R. China

December 10, 2006

To: **Boundless Corporation**

Re: the Restructuring Agreements among Haitian, the shareholders of Haitian, Haitian Consulting, Boundless Corporation ("Boundless"), a Delaware corporation of United States

Ladies and Gentlemen:

We have acted as counsel for Jilin Haitian Industrial Company Limited ("Haitian" or the "Company"), a limited liability company, in connection with the preparation and execution of an Exclusive Business Consulting Agreement, an Operating Agreement and a Technology Consulting Services Agreement between Haitian Consulting, as hereinafter defined, and Haitian. (Collectively, these agreements are referred to herein as the "Restructuring Agreements").

For purposes of this opinion letter we have reviewed such documents and made such other investigation as we have deemed appropriate. As part of this review we have reviewed the Restructuring Agreements, the Exchange Agreement by and between Haitian, Haitian Consulting, Advancetech Global Limited, each Member of Advancetech Global Limited and Boundless Corporation (the "Exchange Agreement") and the Option Agreement and the Authorizations (which latter two agreements are defined in the Exchange Agreement). The agreements described in this paragraph are collectively referred to herein as the "Transaction Agreements". As to certain matters of fact material to the opinions expressed herein, we have relied on the representations made in the agreements and certificates of government authorities and offices of the Company. We have not independently established the facts so relied on.

Based on the forgoing and subject to the other paragraphs hereof, we express the following opinions.

1. The Company is a company duly formed and validly existing and in good standing under the laws of the People's Republic of China (the "PRC"). The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted.

The authorized and registered capital and the shares of capital stock outstanding of Haitian are in accordance with the representations set forth in the Exchange Agreement including that the outstanding shares have been duly authorized and validly issued and are fully paid.

Haitian is in compliance with all environmental and tax laws in the PRC, and owns all real estate (including land use rights) for each property on which Haitian is currently operating in the PRC.

2. Jilin City Haitian Business Consulting Co., Ltd. ("Haitian Consulting"), is a wholly foreign owned enterprise ("WFOE"), also a limited liability company, registered under the wholly foreign-owned enterprises law of the PRC. Advancetech Global Limited ("Advancetech BVI"), an International Business Company incorporated in the British Virgin Islands, currently owns all of the registered capital of Haitian Consulting. Haitian Consulting is validly existing and in good standing under the laws of the PRC. The approval certificate and license required to qualify as a wholly foreign owned enterprise have been received by Haitian Consulting, and such certificate and license by their terms do not expire and are not revocable for a period of 11 years from the date of issuance. The approval certificate and license are not subject to any conditions which have not already been satisfied.

Haitian Consulting has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted.

The authorized and registered capital and the shares of capital stock outstanding of Haitian Consulting are in accordance with the representations set forth in the Exchange Agreement.

Haitian Consulting is applying for foreign exchange certificate (the "Certificate") from the provincial branches of the State Administration of Foreign Exchange in the PRC, which Certificate will allow it to exchange currency of the PRC into currency of the United States and vice versa. According to regular practices, Haitian Consulting will receive the Certificate since its issuance is a routine procedure.

Haitian Consulting is entitled to all tax benefits under the law of the PRC that are enjoyed by a WFOE.

Nothing contained in the Transaction Agreements or the transactions contemplated therein will in any way affect Haitian Consulting's status and continued status as a WFOE.

3. The Company and Haitian Consulting

(a) have all proper authority to enter into the Restructuring Agreements, the Exchange Agreement and the other Transaction Agreements referred to therein,

(b) have taken all company action necessary to authorize the execution of the Transaction Agreements.

4. The Restructuring Agreements, the Exchange Agreement, the Option Agreement, the Authorizations and the Guaranty by and between Haitian, Haitian Consulting, Wang Xitian and Jilin Province Huizheng Venture Capital Co. (the "Guaranty") are each valid and binding upon and enforceable against each of the parties thereto under the laws of the PRC.

5. The execution by the Company and Haitian Consulting of the Transaction Agreements do not, and the performance by the Company and Haitian Consulting, of their obligations thereunder will not, result in violation of the Approval Certificate and license or articles of association (by-laws) of the Company and Haitian Consulting.

6. The execution by the Company, Haitian Consulting, Wang Xitian and Jilin Province Huizheng Venture Capital Co. Of the Transaction Agreements and the Guaranty do not, and the performance by the Company, Haitian Consulting, Wang Xitian and Jilin Province Huizheng Venture Capital Co. Of their obligations thereunder will not, result in violation of any law of the PRC.

The opinions expressed herein are limited and subject to the law of the PRC.

This opinion letter is being delivered to you in connection with the above described transaction and may not relied on by you for any other purpose. This opinion letter may not be relied on by or furnished to any other person without prior written consent.

Very truly yours,

[signature]

Zhang, Xing
Attorney at Law